Exhibit 10.1

July 26, 2024

VIA EMAIL

Re: Letter of Employment

Dear Mike:

I am pleased to offer you the position of Executive Vice President, Chief Financial Officer for Driven Brands Holdings Inc. (collectively, with affiliated entities, the “Company”). Your employment will commence on July 29, 2024 (the “Commencement Date”) and your appointment as Executive Vice President, Chief Financial Officer will be effective as of August 9, 2024. This agreement outlines your employment terms with the Company.

Responsibilities and Duties

You will report to Jonathan Fitzpatrick, President and Chief Executive Officer for the Company. Your work location will be remote. As Executive Vice President, Chief Financial Officer, you will be responsible for all aspects of leading the accounting and finance groups and related functions of the Company.

In addition, you may be asked to complete other duties as the Company may reasonably request. You will devote your full time and best efforts to conduct the business of the Company as may be reasonably required to effectively discharge your duties under this agreement.

Annual Salary

In consideration for the performance of your duties and responsibilities hereunder the Company will pay you an annual base salary of Seven Hundred Thousand Dollars ($700,000) effective as of the Commencement Date. Your base salary shall be paid on a bi-weekly basis in accordance with the Company’s regular payroll practices.

Annual Bonus

For FY2024 you shall receive a bonus equal to the greater of (the “2024 Bonus”): (i) $350,000 or (ii) the pro rata amount of the bonus that you would have earned for FY2024 if you had been here for the full FY2024 based on the KPIs (as defined below) applicable to the Chief Executive Officer for FY2024. The 2024 Bonus is payable only if you are employed on the date in 2025 when annual bonuses for FY2024 are paid to other senior executives of the Company.

For FY2025 and each fiscal year thereafter, in accordance with the terms and conditions of the Company’s annual bonus plan, which may change from time to time, you shall be eligible to earn an annual performance-based cash bonus subject to the successful completion of Key Performance Indicators (“KPIs”), as defined by the Compensation Committee of the Board of Directors (“Board”). The KPIs, and the performance to payout range associated with each, are determined by the Compensation Committee of the Board each fiscal year and are subject to change and any amounts payable under the annual bonus plan are subject to Compensation Committee approval. The majority weighting of KPIs typically include one or more key financial or operational metrics relevant to the success of the business and may include, but are not limited to, EBITDA, Revenue, and other growth-related metrics.

1

The target annual performance-based cash bonus that you may earn for FY2025 and each fiscal year thereafter is one hundred percent (100%) of your annual base salary. Starting in FY2025, the amount of the annual bonus awarded for a fiscal year shall be determined by the Compensation Committee of the Board at the end of the fiscal year to which such bonus relates and shall be paid to you during the following fiscal year when annual bonuses for the prior fiscal year are paid to other senior executives of the Company generally.

To be eligible for any annual bonus, you must be Employed (as defined below) as of the date when annual bonuses for the prior year are paid to other senior executives of the Company. For purposes of this Agreement, “Employed” means that you have not (a) resigned or given notice of your intention to resign your employment with the Company such employment with the Company or (b) been terminated by the Company with or without Cause (as defined below).

Annual Long-Term Incentive

This role is eligible to participate in the Amended and Restated Driven Brands Holdings Inc. 2021 Omnibus Incentive Plan with an annual long-term incentive (“LTI”) grant date target value equivalent to two hundred and fifty percent (250%) of your annual base salary. Your first annual grant will be in FY2025. Annual LTI awards are currently weighted two-thirds in Performance-based Restricted Stock Units (PSUs) and one-third in Time-based Restricted Stock Units (RSUs). PSUs vest on subject to the achievement of corporate performance goals (currently sixty percent (60%) tied to 3-year Company EBITDA and forty percent (40%) tied to 3-year total shareholder return). RSUs vest in one-third increments on the 1st, 2nd and 3rd anniversaries of the grant date.

Sign-On Bonus

The Company will provide you a sign-on cash bonus of Two Hundred Thousand Dollars ($200,000) (“Sign-On Bonus”). The Sign-On Bonus will be subject to normal withholdings. You will receive this Sign-On Bonus on the first regularly scheduled payroll following the Commencement Date. Should you be terminated (regardless of reason), resign or give notice of your intent to resign (regardless of the resignation date) from the Company (other than a resignation for Good Reason) in each case prior to twelve (12) calendar months after the Commencement Date, you agree to repay the entire Sign-On Bonus upon your departure from the Company.

New Hire LTI Grant:

Subject to approval by the Compensation Committee of the Board, the Company will grant you an initial one-time equity award with a grant date target value of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “New Hire Grant”). The New Hire Grant shall be (i) fifty percent (50%) in RSUs that vest in one-third increments on the 1st, 2nd and 3rd anniversaries of the grant date provided that you are still Employed on such dates and (ii) fifty percent (50%) in PSUs that vest subject to the achievement of corporate performance goals for FY2024-2026 (sixty percent (60%) based on 3-year Company EBITDA and forty percent (40%) based on 3-year total shareholder return). The award agreement(s) shall contain the actual targets for the PSUs, which shall be the same as the targets to be used for the annual LTI awards being made to the other senior executives in FY2024.

Benefits

You are eligible to participate in a number of the Company’s health and welfare programs as well as the 401(k) retirement savings program.

Business Expenses

The Company will reimburse you for all reasonable business-related expenses that you incur in the discharge of your responsibilities to the Company provided that expenses are submitted in accordance with Company expense policy in a form that is acceptable to the Company.

Termination

By signing below, you acknowledge that you are becoming an employee of the Company voluntarily, that you understand that there is no specified length to your employment with the Company, and that your employment is at will. Your signature below further acknowledges that “at will” means that either you or the Company may terminate your employment at any time, with or without cause or advance notice.

Payments upon Termination.

Upon termination of your employment with the Company for any reason, the Company shall pay you on its next regular payroll date (or sooner if required under applicable law), all Base Salary earned by you through your last day of employment, and any earned and payable (but as of yet unpaid) Annual Bonus for the previous fiscal year.

Severance.

If (i) the Company terminates your employment without Cause or (ii) you resign for Good Reason, then, upon your Termination of Employment, the Company will (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies) continue to pay your base salary at the time of such termination for a period of twelve (12) months. Such severance will be payable in equal installments in accordance with the Company’s normal payroll practices, subject to such withholding and other taxes as may be required by applicable law.

The Company will have no obligation to make any severance payments hereunder if (i) you violate any of the provisions hereof, including the restrictive covenants contained herein, or (ii) you do not execute and deliver (without revoking) to the Company a general release in form and substance satisfactory to the Company of any and all claims you may have against the Company, Driven Brands Holdings Inc. and its affiliates (the “Release”) within the thirty (30) day period following the later of (x) your Termination of Employment or (y) the date the Company delivers the Release to you.

You waive your rights, if any, to have the severance payments provided for hereunder taken into account in computing any other benefits payable to, or on behalf of, you by the Company.

Notwithstanding anything to the contrary herein, if a change of control of the Company occurs, neither the Company, any affiliate of the Company, nor any acquirer of the Company or any affiliate of the acquirer will have any obligation to make severance payments under this Section solely as a result of such change of control unless your employment is terminated without Cause or you resign for Good Reason simultaneously with such change of control.

The severance payments described herein will commence within the thirty (30) day period following your Termination of Employment provided you execute the Release and the Release becomes effective and irrevocable within such thirty (30) day period; provided that, to the extent that the Company determines that such amount may be considered to be “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and pronouncements thereunder, the first payment of such amount shall be made on the first payroll date on or next following the 65th day following the date of such termination.

“Termination of Employment” means the date on which your “separation from service” occurs within the meaning of Section 409A of the Internal Revenue Code.

“Cause” means: (A) embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation or conversion, by you of any property, funds or business opportunity of the Company or any of its subsidiaries or affiliates; (B) any breach by you of your restrictive covenants hereunder; (C) any breach by you of any other material provision hereof, which breach is not cured, to the extent susceptible to cure, within thirty (30) days after the Company has given written notice to you describing such breach; (D) willful failure or refusal by you to perform any directive of the Board of Directors of Driven Brands Holdings Inc. or any committee thereof or the duties of your employment hereunder which continues for a period of thirty (30) days following notice thereof by the Board of Directors of Driven Brands Holdings Inc. or such committee thereof to you; (E) any act by you constituting a felony (or its equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (F) indictment for, conviction of, or plea of nolo contendere (or a similar plea) to, or your failure to contest your prosecution for, any other criminal offense; (G) any violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business of activities of the Company, or its subsidiaries or affiliates, or other Law that is violated during the course of your performance of services hereunder, regulatory disqualification or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy, or similar policies of the Company or its subsidiaries or affiliates; (H) gross negligence or material willful misconduct on your part in the performance of your duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (I) your breach of fiduciary duty or duty of loyalty to the Company or any of its subsidiaries or affiliates; (J) any act or omission to act by you intended to materially harm or damage the business, property, operations, financial condition or reputation of the Company or any of its subsidiaries or affiliates; (K) your failure to cooperate, if requested by the Board of Directors of Driven Brands Holdings Inc., with any investigation or inquiry into your or the Company’s business practices, whether internal or external, including, but not limited to, your refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; (L) any chemical dependence by you which materially interferes with the performance of your duties and responsibilities to the Company or any of its subsidiaries or affiliates; or (M) your voluntary resignation or other termination of employment effected by you at any time when the Company could effect such termination with Cause pursuant hereto.

“Good Reason” will exist if, without your written signed consent (i) either your base salary or target Annual Bonus percentage or target LTI award is decreased (except in the case of a reduction that applies to all senior executives of the Company), (ii) there is a material diminution in your authority, duties or responsibilities, (iii) you are required to report to anybody other than the Chief Executive Officer of the

Company or the Board of Directors of Driven Brands Holdings Inc., or (iv) the geographic location of the primary place for performance of your duties and responsibilities is moved greater than a fifty (50) mile radius from Dallas, TX; provided, however, that no act or omission described in clauses (i) through (iv) will be treated as “Good Reason” hereunder unless (1) you deliver to the Company a written statement of the basis for your belief that Good Reason exists within thirty (30) days of the event giving rise to the claim of Good Reason, (2) you give the Company thirty (30) days after delivery of such statement to cure the basis for such belief, and (3) you actually resign during the five (5) day period which begins immediately after the end of such thirty (30) day cure period if Good Reason continues to exist after the end of such thirty (30) day cure period.

The forgoing to the contrary notwithstanding, the severance payments described above shall only be paid or provided if you execute a separation agreement containing a general release in accordance with Company’s separation and release document approved by the Company, and such general release becomes fully irrevocable within 30 days following the date of your termination of employment.

Restrictive Covenants

In consideration for your employment with the Company and intending to be legally bound hereby, if your employment is terminated for any reason, you agree to abide by the covenant against competition and non-solicitation provisions set forth below.

Confidentiality

You recognize and acknowledge that the knowledge and information about your relationship with the employees, business associates, customers, clients, and agents of the Company, and its affiliated companies, and the business methods, systems, plans, and policies of the Company and its affiliated companies, which you have and will receive, obtain, or establish as an employee of the Company or otherwise, are valuable and unique assets of the Company and its affiliated companies. Accordingly, you agree that during your employment with the Company and thereafter you shall not (unless compelled by a governmental, judicial, or administrative order or proceeding) disclose, or use for the benefit of yourself or any other person or entity other than in furtherance of your duties hereunder, without the written consent of the Company, any confidential or proprietary information, know-how, or data pertaining to the Company or its subsidiaries or affiliates or its or their business, personnel, or plans to any person, firm, corporation, or other entity, for any reason or purpose whatsoever. You acknowledge and agree that all memoranda, notes, records, and other documents made or compiled by you or made available to you during your employment concerning the business of the Company or its subsidiaries or affiliates or its or their business, personnel, or plans shall be the Company’s exclusive property and shall be delivered by you to the Company upon expiration or termination of your employment or any other time upon the request of the Company. The provisions of this paragraph shall survive the termination hereof or of your employment without regard to the reason therefore.

You hereby acknowledge that the services to be rendered by you are of a special, unique and extraordinary character, and in connection with such services, you will have access to confidential information concerning the Company’s business. By reason of this, you consent and agree that if you violate any of the provisions hereof with respect to confidentiality, the covenant not to compete, and non-solicitation, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have hereunder or otherwise, the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any such violation hereof (without the necessity of posting a bond or other security).

Covenant Not to Compete

In consideration for your employment with the Company, which constitutes a material inducement to you to enter into this covenant not to compete, and intending to be legally bound hereby, you agree that for the duration of your employment with the Company and for a period of one (1) year thereafter and regardless of the reason for the termination of your employment, you will not, on behalf of yourself, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, as employee (in an executive or managerial capacity), consultant (providing services of an executive or managerial level or providing services in an advisory capacity to executives, managers, owners, members, or directors), proprietor, stockholder, partner, officer, or in any similar capacity, engage in any business or activity competitive with the products and services of the Company relative to the automotive aftermarket business, or any other direct or indirect subsidiary of the Company for which you have had any responsibility or about which you have received confidential information in connection with your employment (together with the Company, the “Driven Brands Companies”), as of the date of such breach if occurring during your employment or as of the last day of your employment if occurring after the termination of your employment, and which business or activity is located within six (6) miles from any of the Company’s franchised or company-owned retail outlets, whether operated under the name or trade-name of the Company or any of the Driven Brands Companies, whether or not you perform or direct someone to perform such activity within these geographic restrictions; provided, however, that notwithstanding anything herein to the contrary and to the extent required by applicable law or regulations, nothing contained herein shall be construed to prevent you from owning less than two percent (2%) of the issued and outstanding shares of a publicly traded company even if that company provides products or services competitive with the Company or the other Driven Brands Companies active in the automotive aftermarket franchise business, provided that you have no role in the management of such company. You agree that for every day you do not abide by this covenant that the covenant period shall be extended for one additional day. The provisions of this section shall survive the termination hereof or of your employment for any reason.

Non-Solicitation of Franchisees

In consideration for your employment with the Company, which constitutes a material inducement to you to enter into this covenant not to solicit, and intending to be legally bound hereby, you agree that for the duration of your employment with the Company and for a period of two (2) years thereafter and regardless of the reason for the termination of your employment, you shall not, directly or indirectly: (a) interfere with the Company’s or any of the Driven Brand Companies’ relationship with any of its or their franchisees (including prospective franchisees) including without limitation soliciting or hiring any employee of a franchisee, or (b) in connection with any business or activity competitive with the products and services of the Company or any of the Driven Brands Companies, as of the date of such breach if occurring during your employment or as of the last day of your employment if occurring after the termination of your employment, and which business or activity is located within six (6) miles from any of the Company’s franchised or company-owned retail outlets, whether operated under the name or trade-name of the Company or any of the Driven Brands Companies, solicit and/or contract with any person or entity who or which is, or was within the twelve (12) months preceding such solicitation or contracting, a franchisee of the Company or any of the Driven Brand Companies.

Non-Solicitation of Employees

In consideration for your employment with the Company, which constitutes a material inducement to you to enter into this covenant not to solicit, and intending to be legally bound hereby, for a period of two (2) years after the date of termination of your employment with the Company for any reason, you will not, directly or indirectly, hire or attempt to hire or solicit or attempt to solicit any employee of the Company or the Driven Brands Companies or any employee of any Driven Brands Company, or directly or indirectly, hire or attempt to hire or solicit or attempt to solicit any employee of any franchisee of any Driven Brands Companies, to terminate employment with the Company or any Company franchisee, or any of its affiliates or to accept employment with any other person or entity.

Miscellaneous

The Company shall have the right to assign this agreement to any other entity within the Driven Brands group of companies, or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, and consolidation or otherwise, without your prior authorization. This agreement shall be binding on and inure to the benefit of the successors and assigns of the Company and Driven Brands and their respective affiliates, successors and assigns. You shall not have the right to assign any of the benefits or duties of this agreement without the prior written consent of the Company. This agreement supersedes any prior agreements between you and the Company governing the same subject matter.

This agreement shall be interpreted under the laws of North Carolina. In the event that there shall arise a dispute between the parties hereto regarding the interpretation of the terms of this agreement, any party bringing a cause of action to enforce the terms of it shall bring such action exclusively in the courts of Mecklenburg County, North Carolina.

Please be advised that this offer of employment is contingent upon the following:

•	Proof of eligibility to work in accord with the Immigration Reform and Control Act of 1986, pursuant to the standard Form I-9

•	Acceptable results of a background check

Please indicate your acceptance of this offer of employment by signing, dating, and returning one copy of this letter to me via email at jonathan@drivenbrands.com. This offer of employment remains in effect until 5:00 pm Eastern Standard Time on July 28, 2024. Your signature to this agreement constitutes your agreement to the above terms and conditions of your employment with the Company.

We look forward to your joining us in future growth and becoming a member of our team. Should you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Jonathan Fitzpatrick
Jonathan Fitzpatrick
President and Chief Executive Officer

Accepted:	/s/ Michael Diamond	Date:	July 26, 2024
Michael Diamond